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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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United Auto Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Stockholders:
      We are pleased to invite you to attend the annual meeting of stockholders of United Auto Group, Inc. to be held at our offices located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, on April 14, 2005, at 8:30 a.m., Eastern Daylight Time.
      The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be voted upon at the meeting. I believe the annual meeting provides an excellent opportunity for stockholders to become better acquainted with UnitedAuto and its directors and officers. I hope that you will be able to attend.
      Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will both assure your shares are represented at the meeting and minimize the cost of proxy solicitation. Thank you for your continued support of UnitedAuto.

Sincerely,

Roger S. Penske
Chairman of the Board and
Chief Executive Officer
Bloomfield Hills, Michigan
March 14, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 14, 2005

       We will hold our annual meeting of stockholders at our offices located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, on April 14, 2005, at 8:30 a.m., Eastern Daylight Time, for the following purposes:

(1)	to elect twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified; and

(2)	to transact such other business as may properly come before the meeting.
      Stockholders of record as of February 25, 2005 can vote at the annual meeting and any adjournments of our annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 1, 2005 through April 14, 2005 at our principal executive offices, located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302. This proxy statement is being distributed on or about March 14, 2005.
      Your vote is very important. Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise cast your vote. Your prompt voting will ensure a quorum. You may revoke your proxy and vote personally on all matters brought before the annual meeting.

By Order of the Board of Directors,

Shane M. Spradlin
Secretary
Bloomfield Hills, Michigan
March 14, 2005

ABOUT THE MEETING

Q.	What am I voting on?

A. Proposal 1:	Election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

Q.	Who can vote?

A.	Common stockholders of UnitedAuto as of the close of business on the record date, February 25, 2005, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of February 25, 2005, there were 46,530,699 shares of our common stock outstanding.

Q.	How do I vote before the meeting?
A.  By completing, signing and returning the enclosed proxy card.

Q.	May I vote at the meeting?

A.	You may vote at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Q.	Can I change my mind after I vote?

A.	You may change your vote at any time before the polls close at the meeting by (1) signing another proxy card with a later date and returning it to us prior to the meeting or (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker.

Q.	What if I return my proxy card but do not provide voting instructions?

A.	Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the twelve nominees for director, and (2) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q.	Will my shares be voted if I do not provide my proxy instruction form?

A.	If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors is considered a routine matter for which brokerage firms may vote without specific instructions.

Q.	May stockholders ask questions at the meeting?

A.	Yes. Representatives of the Company will answer stockholder’s questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

Q.	How many votes must be present to hold the meeting?

A.	Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of February 25, 2005 must be present in person or by proxy at the meeting (23,265,350 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.	How many votes are needed to approve the Company’s proposal?

A.	The nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on your proxy card or otherwise, will have no impact on the election of directors.

Q.	What is the Company’s policy regarding director attendance at the annual meeting?

A.	We encourage all of our directors to attend the annual meeting. In 2004, all of our directors attended the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
      Proposal 1 to be voted on at the annual meeting is the election of the following twelve director nominees, each of whom is recommended by our Board of Directors. Biographical information about each of these nominees is included below. If elected, each of these nominees will be elected to serve a one-year term and will be subject to reelection at next year’s annual meeting. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.
Our Board of Directors Recommends a Vote “FOR” Each of The Following Nominees:

John D. Barr — Chairman, Performance Logistics Group	Mr. Barr, 56, has served as a director since December 2002. Mr. Barr has been the Chairman of Performance Logistics Group, a vehicle transportation service provider, since 1999 and Vice Chairman of Papa Murphy’s International, Inc., a take-and-bake pizza chain, since July 2004. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr is a director of Clean Harbors, Inc., James Hardie Industries, NV and UST, Inc.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners, L.L.C	Mr. Eisenson, 49, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners L.L.C., a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Catlin Group Limited, CCC Information Services Group, Inc., Playtex Products, Inc., Universal Technical Institute, Inc. and Xenogen Corporation

James A. Hislop — Managing Director of Transportation Resource Partners, LP	Mr. Hislop, 47, has served as a director since May 1999. Mr. Hislop has been Managing Director of Transportation Resource Partners since January 2003. He has been a managing member of Penske Capital Partners, L.L.C., since its inception in June 1997. Penske Capital Partners and Transportation Resources Partners are organizations formed to undertake acquisitions and strategic investments in the transportation and transportation services industry. Mr. Hislop served as a Managing Director in the Investment Banking Group of Merrill Lynch & Co. from 1991 to 1997. Mr. Hislop is a director of Penske Corporation.

Hiroshi Ishikawa — Executive Vice President — International Business Development of the Company	Mr. Ishikawa, 42, has served as a director since May 2004 and our Executive Vice President — International Business Development since June 2004. Previously, Mr. Ishikawa served as the President of Mitsui Automotive North America, Inc. from June 2003 to May 2004. From October 2001 to May 2003, Mr. Ishikawa served as Vice President, Secretary & Treasurer for Mitsui Automotive North America, Inc. From March 1997 to October 2001, Mr. Ishikawa served as the Assistant General Manager, Machinery & Automotive Department of Mitsui & Co. (U.S.A.), Inc. Detroit Office.

William J. Lovejoy — Manager of Lovejoy & Associates	Mr. Lovejoy, 64, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (“GMAC”) and ultimately President of GMAC in 1990.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.	Ms. McWaters, 40, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for students seeking careers as professional automotive technicians. Since February 2000, Ms. McWaters has served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including vice president of marketing and vice president of sales and marketing.

Eustace W. Mita — Chairman of Achristavest, LLC	Mr. Mita, 50, has served as a director since August 1999. Since October 2002, Mr. Mita has been chairman of Achristavest, LLC and CEO of Mita Management, L.L.P. From April 2000 until October 2001, Mr. Mita served as the Executive Vice President of The Reynolds and Reynolds Company, an integrated solutions provider for the automotive industry, and had been General Manager of Reynolds Transformation Services since May 2000. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, and President of Half-A-Car II, Inc., each automobile training and consulting companies, since 1990. Mr. Mita is also a director of The Reynolds and Reynolds Company.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation	Mr. Noto, 66, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation and the Altria Group, Inc. Mr. Noto is a member of the Mitsubishi Corp. (Japan) International Advisory Counsel and the Tamasek Technologies (Singapore) International Advisory Counsel.

Roger S. Penske — Chairman of the Board and CEO of the Company and Penske Corporation	Mr. Penske, 68, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Penske Corporation is a privately-owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of CarsDirect.com, Inc., a private company offering online retail automotive services, General Electric Company, UTI and Home Depot, Inc. Mr. Penske has declined to stand for re-election for the board of Home

Depot at its May 2005 annual meeting. Mr. Penske also is a director of Detroit Renaissance and a member of The Business Council.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP	Mr. Peters, 57, has served as a director since May 1999. Since January 2003, Mr. Peters has been Managing Director of Transportation Resource Partners. From January 2000 to December 2002, Mr. Peters was President of Penske Corporation. Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has also served as an officer and director of various subsidiaries of Penske Corporation since 1990. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation	Mr. Steinhart, 64, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Carreker Corporation and as a Trustee of Prentiss Properties Trust.

H. Brian Thompson — Chairman of Comsat International	Mr. Thompson, 66, has served as a Director since March 2002. Mr. Thompson is currently Chairman of Comsat International, a telecommunications services provider, and heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia. Mr. Thompson was previously Chairman and CEO of Global TeleSystems Group, Inc. from March 1999 through September of 2000. From 1991 to 1998, Mr. Thompson served as chairman and CEO of LCI International. Subsequent to the merger of LCI with Qwest Communications International Inc. in June 1998, Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. Mr. Thompson was Chairman of the Irish telephone company, Telecom Eirann, in 1999 and Executive Vice President of MCI Communications Corporation from 1981 to 1990. Mr. Thompson currently serves as a member of the Board of Directors of Axcelis Technologies, Inc., Bell Canada International Inc., and Sonus Networks, Inc.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

			Compensation &	Nominating &
			Management	Corporate
Name	BOD	Audit	Development	Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	X			X
James A. Hislop	X
Hiroshi Ishikawa	X
William J. Lovejoy	X		X
Kimberly J. McWaters	X
Eustace W. Mita	X			X
Lucio A. Noto	X				X
Roger S. Penske	X				X
Richard J. Peters	X				X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		X	X
No. of Meetings 2004	6	9	5	4	0
      Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Executive Committee and the Nominating and Corporate Governance Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees, which charters are available on our website, www.unitedauto.com under the tab “Investor Relations.” The principal responsibilities of each committee are described in the following paragraphs. All of our directors attended over 75% of our board and committee meetings and the average attendance was over 95%.
      Audit Committee. The purpose of this committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; and (iv) the fulfillment of the other responsibilities set out in the Audit Committee charter. The Board of Directors has confirmed that all members of the Audit Committee are “independent” and “financially literate” within the meaning of the New York Stock Exchange rules and applicable law and each is an “audit committee financial expert”.
      Compensation and Management Development Committee. The purpose of this committee is to assist the Board of Directors in discharging its responsibility relating to compensation of the Company’s directors, executive officers and such other employees as this committee may determine, succession planning and related matters. Each of the Committee members is independent under New York Stock Exchange rules and our more stringent guidelines for director independence.
      Executive Committee. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws. This Committee did not meet in 2004.
      Nominating and Corporate Governance Committee. The purpose of this committee is to identify individuals qualified to become members of the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors and to address related matters. This committee also develops and recommends to the Board of Directors corporate governance principles and is responsible for leading the annual review of our corporate governance policies and the Board’s performance. Each of the Committee members is independent under New York Stock Exchange rules and our more stringent guidelines for director independence.
      Corporate Governance Guidelines. The Nominating and Corporate Governance Committee also makes recommendations concerning our corporate governance guidelines, which are posted on our website, www.unitedauto.com under the tab “Investor Relations.” These guidelines, and the other documents referenced in this section, are also available in print to any stockholder who requests them by calling our investor relations department at 248-648-2500.
      Lead Director. One of our governance principles is that we must have a “Lead Director,” who shall be responsible for coordinating the activities of the other outside Directors, including the establishment of the agenda for executive sessions of the outside Directors and who shall preside at their meetings. These sessions generally occur as part of each Board meeting and include, at least annually, a session comprised of only our independent directors. Our Lead Director is currently H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our General Counsel’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) also will be forwarded to the Lead Director.
      Code of Conduct. We have also adopted a Code of Business Conduct and Ethics, applicable to all of our employees and directors, which is posted on our website at www.unitedauto.com under the tab “Investor Relations.” This code also is available in print to any stockholder who requests it by calling our investor relations department at 248-648-2500. We plan to disclose waivers for our executive officers or directors from the code on our website, www.unitedauto.com.
      Independence. A majority of our Board of Directors is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Mita, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange as well as with the more stringent requirements of our guidelines for independent directors found in our corporate governance guidelines and which are discussed below. As required by NYSE rules, our Board made an affirmative determination as to each independent director that no material relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.
      For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us (including any parent or subsidiary in a consolidated group with us). In addition to applying these guidelines, the Board of Directors considers all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. In accordance with NYSE rules, independence determinations under these guidelines will be based upon a director’s relationships with us during the 36 months preceding the determination unless otherwise mentioned.
      Under our guidelines, a director will not be independent if:

1.	the director is employed by us, or an immediate family member is one of our executive officers;

2.	the director receives any direct compensation from us, other than director and committee fees and forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.	the director is affiliated with or employed by our independent auditors (or internal auditors), or an immediate family member is affiliated with or employed in a professional capacity by our independent auditors (or internal auditors); or

4.	an executive officer of ours serves on the compensation committee of the board of directors of a company which employs the director or an immediate family member as an executive officer.
      A director also will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million. Furthermore, a director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets. Finally, a director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year.
      Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority independent Board of Directors or solely independent compensation or nominating committees. We are a “controlled company” because Penske Corporation and its affiliates, and Mitsui & Co. and its affiliates, collectively own more than fifty percent of our voting stock. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company”, we are fully compliant with the New York Stock Exchange rules for non-controlled companies. A majority of our Board is independent and each of our nominating, audit and compensation committees are comprised solely of independent directors.
      Director Nominees. The Nominating and Corporate Governance Committee believes that director candidates should have certain minimum qualifications, including having personal integrity, loyalty to UnitedAuto and concern for its success and welfare, willingness to apply sound and independent business judgment and time available for UnitedAuto matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting UnitedAuto, willingness to contribute special competence to board activities, accomplishments within the director’s respective field and some basic experience reading and understanding financial statements. The Committee retains the right to modify these qualifications from time to time.
      The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to the Company during their term. In the case of new director candidates, the Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee determines whether the nominee would be independent. The Committee then meets with each candidate individually to discuss and consider his or her qualifications and, if approved, recommends the candidate to the Board for election. Ms. McWaters joined our Board in December 2004. Due to her substantial automotive experience, several of our directors (including our Chairman and Chief Executive Officer) recommended Ms. McWaters as a candidate for Board membership.
      The Nominating and Corporate Governance Committee will consider director candidates nominated by stockholders. Stockholder proposals for nominees should be addressed to Corporate Secretary, United Auto Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302 and must comply with the procedures outlined immediately below. The committee’s evaluation of stockholder proposed candidates will be the same as for any other candidates.
      Stockholders who wish to recommend individuals for consideration by the committee to become nominees for election to the Board may do so by submitting a written submission to the Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and a list of board memberships and other affiliations of the nominee. The submission must be accompanied by a written consent of the individual to stand for election and serve if elected by the stockholders, a statement of any relationships between the person recommended and the person submitting the recommendation, and a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier. Recommendations received by September 30, 2005, will be considered for nomination at the 2006 annual meeting of stockholders. Recommendations received after September 30, 2005, will be considered for nomination at the 2007 annual meeting of stockholders.
      Director Compensation. We have established a Non-Employee Director Compensation Plan to compensate our directors who are not our paid employees, who we call “Outside Directors.” Pursuant to the Non-Employee Director Compensation Plan, each Outside Director receives an annual retainer of $40,000, except for Audit Committee members who receive $45,000. These fees are payable, at the option of each Outside Director, in cash or in common stock at the current market price. Our Outside Directors also receive an annual grant of 1,000 shares of restricted stock generally in the first quarter. These restricted shares vest ratably and annually over three years. These amounts may be deferred in either the form of cash (for the annual retainer) and/or deferred stock units. Each deferred stock unit is equal in value to a share of common stock and ultimately paid in cash after a director retires. These stock units do not have voting rights but do generate dividend equivalents in the form of additional stock units and are credited to the director’s account on the date the dividends are paid. Any fees deferred in cash will be held in the general funds of the Company. Interest on deferred fees is credited quarterly to the account at the then current U.S. 90-day Treasury Bill rate.
      Each Outside Director is also entitled to the use of one of our vehicles. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. We have ten Outside Directors and two employee directors. Directors who are also our employees receive no cash compensation for serving as directors or as members of committees. In July 2004, Roger Penske and Hiroshi Ishikawa were granted 7,500 and 1,000 shares, respectively, of restricted common stock in their capacity as company officers.
      Compensation Committee Interlocks and Insider Participation. As of March 2005, the Compensation and Management Development Committee was comprised of H. Brian Thompson (Chairman) and William Lovejoy. Previously in 2004, the Committee was comprised of Mr. Lucio Noto (Chairman), an investor in Transportation Resource Partners, Mr. Thompson and Motokazu Yoshida, an officer of a subsidiary of Mitsui & Co. Mr. Penske is the Chairman of our Board of Directors and Chief Executive Officer. Mr. Penske is also the Chairman of the Board, Chief Executive Officer and a member of the compensation committee of Penske Corporation. Mr. Penske is also a managing member of Penske Capital Partners and Transportation Resource Partners. See the section entitled “Related Party Transactions” for descriptions of further transactions involving Penske Capital Partners, Penske Corporation, Transportation Resource Partners and Mr. Penske, as well as descriptions of transactions relating to the March 2004 sale of our common stock to Mitsui & Co. and one of its affiliates.
      Since April 2003, an entity controlled by one of our directors (and a former member of the Compensation and Management Development Committee), Lucio A. Noto (the “Investor”), has owned an interest in one of our subsidiaries, UAG Connecticut I, LLC, which entitles the Investor to 20% of the operating profits of UAG Connecticut I. From time to time, we provide UAG Connecticut I with working capital and other debt financing and make periodic pro rata distributions from UAG Connecticut I to the Investor, which in 2004 totaled $358,000. In addition, in October 2004, the Investor paid us $150,000 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. The Investor currently owns 7.1% of UAG Connecticut I. The Investor had previously guaranteed 20% of UAG Connecticut I’s lease obligation to AGR, our previous landlord of the dealership property. In exchange for that guarantee, the Investor was entitled to 20% of any appreciation of the property value, which appreciation would otherwise accrue to AGR at the time of sale, and the Investor was responsible to AGR for any corresponding loss of the property value at the time of sale, which obligation was secured solely by the Investor’s ownership interest in UAG Connecticut I, LLC. In October 2004, we sold the underlying property to a third party and no appreciation or loss of the property value had occurred. Therefore, no amounts were paid or received by Investor at that time and the related property agreements were terminated.

EXECUTIVE OFFICERS
      Our named executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of Mr. Penske is set forth above. Brief biographies of our other named executive officers are provided below.
      James R. Davidson, 59, has served as our Executive Vice President — Finance since May 1999, as our Executive Vice President — Accounting and Treasurer from August 1997 to May 1999, and as our Senior Vice President — Finance from February 1997 to August 1997. Prior to joining us, Mr. Davidson was an audit partner for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1973.
      Samuel X. DiFeo, 55, has served as our President and Chief Operating Officer since February 1998. Mr. DiFeo was also a director from February 1998 to May 2004 and previously served as Executive Vice President of some of our subsidiaries whose assets were formerly owned by Mr. DiFeo and members of his family from October 1992 to January 1998.
      Robert H. Kurnick, Jr., 43, has served as our Executive Vice President and General Counsel since February 2000. Since January 2003, Mr. Kurnick has served as President of Penske Corporation. Employed by Penske Corporation since January 1995, Mr. Kurnick has served in various capacities including Executive Vice President of Penske Corporation and General Counsel of Penske Capital from August 1999 to December 2002 and Senior Vice President and General Counsel of Penske Auto Centers, Inc. from November 1995 to January 2001. Mr. Kurnick is also a director of Penske Corporation.
      Paul F. Walters, 61, has served as our Executive Vice President — Human Resources since August 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President of Detroit Diesel Corporation from August 1997 to December 2000.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table contains information concerning annual and long-term compensation of each individual who served as our chief executive officer during 2004 and each of our other named executive officers who served during 2004 for services rendered in all capacities during 2004, 2003 and 2002.
Summary Compensation Table

								Long Term Compensation
								Awards
	Annual Compensation
									Securities
						Other Annual		Restricted	Underlying
Name and Principal Position	Year	Salary($)		Bonus($)		Compensation($)		Stock Award $(1)	Options(#)

Roger S. Penske	2004	750,000		900,000		—		225,825	—
Chairman of the Board and	2003	750,000		1,000,000		—		225,625	—
Chief Executive Officer	2002	294,231		900,000		—		—	20,000
Samuel X. DiFeo	2004	400,000		200,000		116	(3)	105,385	—
President and Chief	2003	400,000		200,000		552	(3)	135,375	—
Operating Officer	2002	400,000		175,000		552	(3)	—	20,000
James R. Davidson	2004	465,000		320,000		20,734	(4)	90,330	—
Executive Vice President —	2003	450,000		300,000		15,169	(4)	108,300	—
Finance	2002	400,000		190,000		14,796	(4)	—	11,000
Robert H. Kurnick, Jr.	2004	166,000	(2)	99,000	(2)	9,276	(5)	90,330	—
Executive Vice President	2003	171,500	(2)	67,750	(2)	—		108,300	—
and General Counsel	2002	272,000	(2)	—		—		—	12,500
Paul F. Walters	2004	282,000	(2)	163,000	(2)	—		90,300	—
Executive Vice President —	2003	268,500	(2)	141,000	(2)	—		108,300	—
Human Resources	2002	250,000	(2)	—		—		—	7,500

(1)	Represents the value of the award based on the closing price of our common stock on the date of grant. The restricted stock awarded on July 1, 2004 vests annually over four years at a rate of 15%, 15%, 20% and 50%. The restricted stock awarded on May 16, 2003 vests ratably and annually over three years. We pay dividend equivalents on our outstanding and unvested restricted stock. The aggregate total number and value of restricted stock holdings as of December 31, 2004, based on the market closing price of $29.59 on such date, for our named executive officers was as follows: Roger Penske: 15,833 shares ($468,498), Sam DiFeo: 8,500 shares ($251,515), each of James Davidson, Paul Walters and Robert Kurnick, Jr.: 7,000 shares ($207,130).

(2)	Messrs. Kurnick and Walters are paid directly by Penske Corporation. The amounts shown reflect that portion of the salary compensation and bonus of Messrs. Kurnick and Walters that was paid by us to Penske Corporation.

(3)	Represents tax allowance for life insurance sponsored by us as part of our company wide plan. In addition, Mr. DiFeo uses company vehicles in the ordinary course of his employment, which use cannot be measured.

(4)	Represents the use of and tax allowance for a company vehicle and life insurance sponsored by us as part of our company wide plan.

(5)	Represents an allowance for a company vehicle.
Option Grants
      The Company did not grant any options to purchase common stock during 2004 to our named executive officers.

Aggregated Option Exercises in 2004 and Year-End Option Values
      The following table sets forth information concerning the number and value of options held by our named executive officers on December 31, 2004 and 2004 option exercises.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In the
	Number of		Options at Fiscal		Money Options at Fiscal
	Shares		Year End(#)		Year End ($)(1)
	Acquired upon	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Roger S. Penske	—	—	453,334	6,666	8,740,456	57,594
Samuel X. DiFeo	140,000	3,099,045	173,334	6,666	2,365,256	57,594
James R. Davidson	13,333	291,895	3,667	3,667	31,683	31,683
Robert H. Kurnick, Jr.	—	—	20,833	4,167	317,822	36,003
Paul F. Walters	—	—	17,500	2,500	289,025	21,600

(1)	The closing price of our common stock on December 31, 2004 was $29.59
Employment Contracts
      We entered into a letter agreement with Samuel DiFeo in August 1999. Pursuant to that letter as amended, if Mr. DiFeo’s employment is terminated as a result of death, Mr. DiFeo’s estate is entitled to receive, among other things, any accrued salary and bonus and a cash payment of $0.8 million. If Mr. DiFeo is terminated without “cause” as defined in the agreement or for various reasons outlined in the agreement including his resignation upon a change of control or his termination within six months of a change of control other than for cause, Mr. DiFeo is entitled to these same payments as well as the benefit of the consulting agreement described below. We agreed to retain Mr. DiFeo as a consultant after the letter agreement expires unless he has been terminated for cause or he voluntarily resigns. The consulting agreement is to continue for five years from the date of his termination. While a consultant, Mr. DiFeo is entitled to compensation of $0.4 million per year, plus use of an automobile, reimbursement of expenses incurred on behalf of the Company and health benefits comparable to those available to company management. The agreement prohibits Mr. DiFeo from seeking or obtaining employment in the automotive industry while the consulting agreement is in effect. We are not a party to employment contracts with the remaining named executive officers.
REPORT OF THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION
      Our Compensation and Management Development Committee’s responsibilities include establishing our policies regarding the compensation of our executive officers and other key employees. The Compensation and Management Development Committee approves all elements of compensation for our executive officers and is responsible for the administration of our incentive equity plans. The Committee is comprised only of independent directors as set forth in the listing requirements of the New York Stock Exchange as well as in the more stringent requirements of our corporate governance guidelines. The members of the Committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.
      Executive Compensation. Our compensation program consists of base salary, annual incentive payments, equity-based awards and employee health care and other benefits, such as the use of a company vehicle. The goal of our compensation program is to motivate and reward our executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. Our executive compensation program is designed to align executive compensation practices with increasing the value of our common stock and to foster adherence to, and promotion of, our business mission, values, strategic goals and annual objectives.

      Our Compensation and Management Development Committee reviews and counsels with management relative to the appropriate compensation for management given their role in the corporate structure. It reviews salary levels as well as salary increases for the current year in order to maintain internal compensation consistency and external compensation competitiveness. It reviews and recommends incentive payments to be made in connection with the previous year’s performance considering the executive’s scope of responsibilities, level of experience and individual performance, as well as our corporate objectives, business plan and general economic factors. In making its decisions regarding non-CEO compensation, the Committee receives input from our Chief Executive Officer to assure congruity with our long-term performance goals.
      Base Salary and Bonus. The salary levels for our officers are determined by level of job responsibility and experience, job performance and attainment of corporate objectives. Bonus payouts to our executive officers and other key employees are based on the evaluation of each person’s individual performance in the prior year and the assessment of the annual performance of that person’s business unit. Bonus payments are also influenced by the attainment of corporate earnings goals.
      Equity Incentives. Our Compensation and Management Development Committee believes strongly that the interests of senior management must be closely aligned with those of our stockholders. Therefore in 2004, we issued compensation to our senior management team in the form of restricted stock. We have extended the vesting period of our restricted stock grants to four years and weighted the vesting so that a majority of the award vests in the third and fourth years. We believe this provides a long-term incentive and more closely aligns the incentives for management with the interests of our stockholders.
      We grant restricted stock on a discretionary basis within a guideline range that takes into account the responsibilities of executive officers and key employees whose contributions and skills are important to our long-term success. During 2004, the Committee granted approximately 164,000 shares of restricted stock to our management group, some of which has reverted back to us as employees have departed from the Company.
      Employee Benefits. Our employees generally are entitled to a number of benefits such as health benefits. In addition, senior management is provided the use of a company vehicle and company sponsored automobile insurance. The Compensation and Management Development Committee believes that our employees should receive benefits commensurate with those of our peer companies, recognizing the corporate cost of those benefits.
      Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per year ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). In 2004, our stockholders approved the United Auto Group Management Incentive Plan, designed to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code and that we may deduct for tax purposes. While the Compensation and Management Development Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains the flexibility in its membership and in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation which may not be tax deductible.
      Chief Executive Officer. In 2004, we substantially increased our gross revenues and net income from 2003 levels. We successfully accomplished our targeted level of acquisitions and made significant strides toward integrating those operations into our business. We made significant progress toward increasing the performance of our fixed operations, improving store appearances and developing dealership campuses. We also continued to be the industry leader in same-store sales.

      In determining the compensation of Mr. Penske, the Committee considers these factors and also monitors the compensation and performance of the Company’s peers. For 2004, our Compensation and Management Development Committee awarded Mr. Penske a cash bonus of $900,000. The bonus was based on our strong financial performance including our strong same-store sales growth, growth in earnings per share, and return on equity as well as operational performance such as achievements in reducing employee turnover and customer satisfaction. While the Committee believes that the Company’s successes noted above are in large part due to the contributions of Mr. Penske, it has noted that Mr. Penske’s compensation is generally on par or less than those of our peer companies’ chief executive officers. Mr. Penske does not participate in the approval of his own compensation.

The Compensation & Management Development
Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2005 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) our Chief Executive Officer and four other most highly compensated executive officers and (4) all of our directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities & Exchange Commission and includes voting and investment power with respect to shares. The percentage of ownership is based on 46,530,699 shares of our common stock outstanding on February 25, 2005. Unless otherwise indicated, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person.

	Shares Beneficially
	Owned(1)

Beneficial Owner	Number	Percent

Penske Corporation(2)(3)(4)	18,621,877	40.0%
2555 Telegraph Road
Bloomfield Hills, MI 48302-0954
Penske Capital Partners, L.L.C.(3)(4)	7,657,282	16.5%
One Harmon Plaza, Ninth Floor
Secaucus, NJ 07094
Mitsui(5)	7,221,349	15.5%
2-1, Ohtemachi 1-chome, Chiyoda-ku
Tokyo, Japan
Dimension Fund Advisors, Inc.(6)	3,046,137	6.5%
1294 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
John D. Barr	3,500	*
Michael R. Eisenson	10,000	*
James A. Hislop(7)	7,814,719	16.8%
Hiroshi Ishikawa	1,000	*
Kimberly J. McWaters	—	—
William J. Lovejoy	5,000	*
Eustace W. Mita	409,954	*
Lucio A. Noto	6,832	*
Roger S. Penske(8)	19,300,773	41.1%
Richard J. Peters	62,975	*
Ronald G. Steinhart	9,250	*
H. Brian Thompson	12,847	*
Samuel X. DiFeo(9)	297,200	*
James R. Davidson(10)	17,354	*
Robert H. Kurnick, Jr.(11)	51,646	*
Paul F. Walters(12)	38,466	*
All directors and executive officers as a group (16 persons)	20,138,730	42.6%

*	Less than 1%

(1)	Pursuant to the regulations of the Commission, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(2)	Penske Corporation is the beneficial owner of 10,694,021 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary, and the beneficial owner of up to 7,478,386 shares that are held by International Motor Cars Group I, L.L.C. (“IMCGI”). This number will be reduced in connection with each distribution of shares to Penske Corporation by the number of shares representing any carried interest attributable to the managing member pursuant to the operating agreement of IMCGI. Penske Corporation also has shared voting power over 449,470 shares under voting agreements. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 5) under certain circumstances discussed under “Related Party Transactions — Shareholders Agreement”. If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 25,843,226 shares or 55.5%.

(3)	Penske Capital, IMCGI, IMCGII, and Penske Corporation each disclaim beneficial ownership of the shares owned by the others that may be deemed to exist.

(4)	Penske Capital has voting power with respect to 7,657,282 shares of common stock, consisting of 7,592,792 shares of common stock held by IMCGI and 64,490 shares of common stock held by International Motor Cars Group II, L.L.C. (“IMCGII”). Penske Capital is the managing member of each of IMCGI and IMCGII. The managing members of Penske Capital are Roger Penske and James A. Hislop. Penske Capital is obligated to cause IMCGI and IMCGII to make special distributions to each of their members in connection with the sale of those securities by the members. The non-managing member of IMCGI is Penske Corporation.

(5)	Represents the 1,444,070 shares held by Mitsui & Co., (U.S.A.), Inc. and 5,777,279 shares held by Mitsui & Co., Ltd.

(6)	Such information was reported on Schedule 13G as of December 31, 2004 and filed with the Commission February 9, 2005.

(7)	Includes the 7,657,282 shares deemed to be beneficially owned by Penske Capital. Mr. Hislop is a managing member of Penske Capital. Mr. Hislop disclaims beneficial ownership of the shares beneficially owned by Penske Capital, except to the extent of his pecuniary interest.

(8)	Includes the 7,657,282 shares deemed to be beneficially owned by Penske Capital, for which shares Mr. Penske may be deemed to have shared voting and dispositive power, an additional 11,143,491 shares deemed to be beneficially owned by Penske Corporation, for which shares Mr. Penske may be deemed to have shared voting and dispositive power, and options to purchase 460,000 shares that are exercisable within 60 days. Mr. Penske is a managing member of Penske Capital and the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation.

(9)	Includes options to purchase 180,000 shares of common stock that are exercisable within 60 days.

(10)	Includes 7,334 shares issuable upon the exercise of options that are exercisable within 60 days and 500 shares held by Mr. Davidson’s wife. Mr. Davidson disclaims beneficial ownership of all shares held by his wife.

(11)	Includes 25,000 shares issuable upon the exercise of options that are exercisable within 60 days.

(12)	Includes 20,000 shares issuable upon the exercise of options that are exercisable within 60 days.

SHARE INVESTMENT PERFORMANCE
      The following graph compares the cumulative total stockholder returns on our common stock based on an investment of $100 on December 31, 1999 and the close of the market on December 31 of each year thereafter against (i) the Standard & Poor’s Index and (ii) an industry/peer group consisting of Asbury Automotive Group, Inc., AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors Inc. and Sonic Automotive Inc. The graph also assumes the reinvestment of all dividends.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG UNITED AUTO GROUP, INC., THE S & P 500 INDEX
AND A PEER GROUP

	Cumulative Total Return

	12/99	12/00	12/01	12/02	12/03	12/04

United Auto Group, Inc.	100.00	74.83	288.77	139.52	351.57	337.29

S&P 500	100.00	90.89	80.09	62.39	80.29	86.09

Peer Group	100.00	71.27	157.75	148.65	225.45	228.10

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee is comprised only of independent directors as set forth in the listing requirements of the New York Stock Exchange, the more stringent requirements of our corporate governance guidelines and the Securities & Exchange Commission’s additional independence requirements. In addition, our Board has determined that each of our Committee members is an “audit committee financial expert,” as defined by Commission rules.
      In accordance with the Audit Committee charter, the Audit Committee has the sole authority to retain and terminate our independent accountants. The Audit Committee is responsible for recommending to the Board of Directors that our financial statements be included in our Annual Report on Form 10-K.
      The Audit Committee took a number of steps in making this recommendation for our 2004 annual report. First, the Audit Committee discussed with our independent auditors those matters required to be discussed by

Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with the independent auditors their independence and received letters and written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with our management and the independent auditors in advance of the public release of operating results, and the filing of our annual and quarterly reports with the Securities and Exchange Commission.
      Based on the discussions with the independent auditors concerning the audit, and their independence, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our financial statements be included in our 2004 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John Barr
Ronald G. Steinhart

INDEPENDENT AUDITORS
      Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) will audit our consolidated financial statements for 2005 and perform other services. Deloitte did not audit certain of our subsidiaries holding our international operations and their opinions insofar as they relate to those operations are based solely on the reports of the independent auditor of those operations, KPMG Audit PLC (“KPMG”). We refer to Deloitte and KPMG collectively as our independent auditors. We paid the independent auditors the following fees for the enumerated services in 2004, all of which services were approved by our Audit Committee.
      Audit Fees. Audit Fees in the table below include the aggregate fees for professional services rendered by the independent auditors in connection with the audits of our consolidated financial statements, including audits of management’s assessment of internal control over financial reporting, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q and other services normally provided in connection with statutory or regulatory engagements.
      Audit Related Fees. Audit Related Fees in the table below include the aggregate fees for professional services rendered by the independent auditors in connection with acquisition due diligence, their assurance services related to benefit plans and accounting research and consultation.
      Tax Fees. Tax Fees in the table below include aggregate fees for professional services rendered by the independent auditors in connection with tax compliance, planning and advice.
      All Other Fees. All Other Fees in the table below include aggregate fees for all other services rendered by the independent auditors. These fees related primarily to a review of certain operational processes at our dealerships.

	Deloitte		KPMG

	2004	2003	2004	2003

Audit Fees	$1,330,000	$840,000	$542,000	$217,000

Audit Related Fees	$239,000	$44,000	$58,000	$144,000

Tax Fees
Tax Compliance	$128,000	$110,000	—	—
Other Tax Fees	$708,000	$231,000	—	—

	$836,000	$341,000	—	—

All Other Fees	$82,000	$50,000	$9,000	—

      The Audit Committee has considered the nature of the above-listed services provided by the independent auditors and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with the independent auditors and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Securities and Exchange Commission.
      Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent auditors. The primary purpose of this policy is to ensure that we engage our public accountants to only provide audit and non-audit services that are compatible with maintaining independence. The Audit Committee is required to pre-approve all services performed for us by our independent auditors and the related fees for such services. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment, except as provided below. The Company’s independent auditors are prohibited from performing any service prohibited by applicable law.
      Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. Engagement of the independent auditors and their fees for the annual audit must be approved by the entire Audit Committee. The Chairman of the Audit Committee may independently approve services if the estimated fee for the service is less than 10% of the total estimated audit fee, or if the excess fees for pre-approved services are less than 20% of the approved fees for that service; provided, however, that no such pre-approval may be granted with respect to any service prohibited by applicable law or that otherwise appears reasonably likely to compromise the independent auditor’s independence. Any pre-approval granted pursuant to this delegation of authority will be reviewed with the Audit Committee at its next regularly scheduled meeting. Non-audit services for which the estimated fee is greater than 10% of the audit fee must be approved by the entire Audit Committee before commencement of the service.
      It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer questions.
RELATED PARTY TRANSACTIONS
      Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are International Motor Cars Group, I., L.L.C. (“IMCGI”), International Motor Cars Group, II, L.L.C. (“IMCGII”), Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. We refer to IMCGI, IMCGII, Penske Corporation and Penske Automotive Holdings Corp. as the Penske affiliated companies.
      In March 2004, we issued and sold 4,050,000 shares of our common stock to Mitsui in exchange for $119 million under the terms of a purchase agreement between us, Mitsui and the Penske affiliated companies. This purchase agreement also contains other agreements between the parties. The Penske affiliated companies and Mitsui have agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of the Board of Directors or a majority of the disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.
      We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as they own at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of the Company, as long as they own at least 10% of our outstanding common stock. Mr. Hiroshi Ishikawa, one of our Board members has been appointed as our Executive Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to certain limitations.
      Stockholders Agreement. Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote their shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of their shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.
      Registration Rights Agreements. In May 1999, we and IMCGI and IMCGII entered into a registration rights agreement and in December 2000, we and Penske Automotive Holdings Corp. entered into a registration rights agreement. Pursuant to these agreements, IMCGI and IMCGII and Penske Corporation each may require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1, S-2 and S-3 under the Securities Act.
      In connection with the purchase of shares discussed above, in March 2004, we entered into a registration rights agreement with Mitsui. Under this agreement, Mitsui may require us on two occasions to register all or part of their common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1, S-2 and S-3 under the Securities Act of 1933, as amended.
      Prior Stockholders Agreement. In March 2004, we terminated a stockholders agreement between us, the Penske affiliated companies and Mitsui. All rights and obligations under this agreement have terminated. Pursuant to that now-terminated agreement, the parties agreed to vote their shares of common stock to elect Roger S. Penske, four additional persons nominated by some of the Penske affiliated companies, one person nominated by Mitsui and three independent persons as our directors. The Penske entities only nominated three members to the Board of Directors under this agreement even though they were entitled to four nominees. The parties also agreed to use their reasonable best efforts to have our compensation committee of the Board of Directors consist of Roger S. Penske, one additional designee of the Penske entities and two independent directors. The Penske entities did not designate a member of the compensation committee and Mr. Penske did not serve on the compensation committee.
      Other Related Party Interests. James A. Hislop, one of our directors, is a managing member of Penske Capital Partners (who is the managing member of IMCGI and IMCGII), a director of Penske Corporation and a managing director of Transportation Resource Partners, an organization which undertakes investments in transportation related industries. Mr. Penske also is a managing member of Penske Capital Partners and Transportation Resource Partners. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Eustace W. Mita and Lucio A. Noto are investors in Transportation Resources Partners. Robert H. Kurnick, Jr., our Executive Vice President and General Counsel, is also the President and a director of the Penske Corporation and Paul F. Walters, our Executive Vice President — Human Resources serves in a similar human resources capacity for Penske Corporation. In 2004, Mr. Ishikawa, one of our board members, received $150,000 in compensation from us for his services as Executive Vice President — International Business Development and he also served in a similar capacity for Penske Corporation.
      CarsDirect.com. In May 2000, we, along with Penske Automotive Group, Inc. (“PAG”), an automobile dealership company controlled by Roger S. Penske, entered into an operating agreement with CarsDirect.com, Inc. whereby PAG and we supply vehicles to CarsDirect.com at pre-negotiated prices through PAG’s and our respective franchised vehicle dealers. During the term of the operating agreement, CarsDirect.com will offer the franchised vehicle dealers of PAG or the Company with the closest geographic proximity to the customer the first opportunity to supply the vehicle purchased through their website. As consideration for entering into the operating agreement, CarsDirect.com granted to PAG and us warrants to purchase 3,650,000 shares of preferred stock of CarsDirect.com, which are exercisable varying through 2007 to 2009. We and PAG have agreed to allocate the warrants in proportion to our relative sales to CarsDirect.com under the operating agreement.
      Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to Automotive Group Realty, LLC (“AGR”), as described below, payments to third parties made by Penske Corporation on behalf of us, for which we then reimburse Penske Corporation, payments relating to the use of aircraft from Penske Aviation Services, and payment of a racing sponsorship to Penske Racing. These transactions reflect the provider’s cost or an amount mutually agreed upon by both parties. We believe that the payments relating to these transactions are on terms at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis. Aggregate payments relating to such transactions amounted to $5.8 million in 2004, excluding the payments to AGR discussed below.
      We are currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo is our President and Chief Operating Officer. During 2004, we paid

$5.5 million to Mr. DiFeo and his family under these lease agreements. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis. In addition, in 2004 we paid two of Mr. DiFeo’s family members $50,000 each under multi-year consulting arrangements.
      We are currently a tenant under a number of non-cancelable lease agreements with AGR. AGR is a wholly-owned subsidiary of Penske Corporation. During 2004, we paid $5.6 million to AGR under these lease agreements. In addition, in 2004 we sold AGR real property and improvements for $30.8 million which were subsequently leased by AGR to us. The sale of each parcel of property was valued at a price which was either independently confirmed by a third party appraiser or at the price for which we purchased the property from an independent third party. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.
      We are also party to operating agreements with Roger S. Penske, Jr., the son of Roger S. Penske, relating to his (1) 10% ownership investment in one of our subsidiaries, HBL, LLC, and (2) his 4.7% ownership interest in of one of our subsidiaries, United Auto do Brasil, Ltda., of which we own about 91%. From time to time, we provide these subsidiaries with working capital and other debt financing and make periodic pro rata distributions from these subsidiaries to Mr. Penske, Jr., which in 2004 totaled one million one hundred and fifty four thousand dollars. For 2004, Mr. Penske, Jr., received total compensation from us of one million nine hundred and twenty thousand dollars in his capacity as Executive Vice President — Eastern Operations.
      In 2004, we employed the sons of Eustace Mita, one of our directors, and James Davidson, our Executive Vice President — Finance, at our dealerships as managers for which each was compensated in excess of $60,000. We employ the son-in-law of Paul Walters, our Executive Vice President, Human Resources, as Senior Vice President Manufacturer Relations for which he received compensation in excess of $60,000 in 2004. In April, 2002, we invested $2.5 million in Worldwide Training Group (“WTG”) in order to make an investment in Universal Technical Institute, Inc. (“UTI”). Penske Capital Partners is the managing member of WTG. WTG has since sold or distributed its shares of UTI. In 2004, we recognized $7.2 million of net income from the sale of our investment.
      Since April 2003, an entity controlled by one of our directors (and a former member of the Compensation and Management Development Committee), Lucio A. Noto (the “Investor”), has owned an interest in one of our subsidiaries, UAG Connecticut I, LLC, which entitles the Investor to 20% of the operating profits of UAG Connecticut I. From time to time, we provide UAG Connecticut I with working capital and other debt financing and make periodic pro rata distributions from UAG Connecticut I to the Investor, which in 2004 totaled $358,000. In addition, in October 2004, the Investor paid us $150,000 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. The Investor currently owns 7.1% of UAG Connecticut I. The Investor had previously guaranteed 20% of UAG Connecticut I’s lease obligation to AGR, our previous landlord of the dealership property. In exchange for that guarantee, the Investor was entitled to 20% of any appreciation of the property value, which appreciation would otherwise accrue to AGR at the time of sale, and the Investor was responsible to AGR for any corresponding loss of the property value at the time of sale, which obligation was secured solely by the Investor’s ownership interest in UAG Connecticut I, LLC. In October 2004, we sold the underlying property to a third party and no appreciation or loss of the property value had occurred. Therefore, no amounts were paid or received by Investor at that time and the related property agreements were terminated.

OTHER MATTERS
Securities Authorized for Issuance Under Equity Compensation Plans.
      The following table provides details regarding the shares of common stock issuable upon the exercise of outstanding options, warrants and rights granted under the Company’s equity compensation plans (including individual equity compensation arrangements) as of December 31, 2004.

			Weighted-average	Number of securities remaining
	Number of securities to		exercise price of	available for future issuance
	be issued upon exercise		outstanding	under equity compensation
	of outstanding options,		options, warrants	plans (excluding securities
	warrants and rights		and rights	reflected in column (A))
Plan Category	(A)		(B)	(C)

Equity compensation plans approved by security holders	942,215		$16.34	1,773,181
Equity compensation plans not approved by security holders	400,000	(1)(2)	$10.00	0 (2)

Total	1,342,215			1,773,181 (2)

(1)	Consists of options to purchase an aggregate amount of 400,000 shares of common stock granted to Roger S. Penske, our Chairman and Chief Executive Officer (at an exercise price of $10.00 per share).

(2)	Does not include shares eligible to be issued under the Non-Employee Director Compensation Plan, under which plan directors may receive shares of common stock in lieu of their cash annual retainer fee. See “Compensation of Directors” for a summary of the material features of this plan.
Section 16(a)     Beneficial Ownership Reporting Compliance.
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2004.
Stockholder Nominations and Proposals for 2005.
      We must receive any proposals intended to be presented to stockholders at our 2006 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 14, 2005. These proposals must also meet other requirements of the rules of the Commission relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2005 (other than a proposal submitted for inclusion in our proxy statement) must provide us notice of the business no later than January 28, 2006.
Proxy Information.
      We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals and the Board of Directors was not aware of any other matters which might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.
      Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $5,000.
      It is important proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope as soon as possible.
      We will provide without charge to each or our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2004 and any of the other documents referenced herein. Copies can be obtained from United Auto Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248/648-2500).
Dated: March 14, 2005

FOLD AND DETACH HERE

PROXY SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF
UNITED AUTO GROUP, INC.

The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Robert H. Kurnick, Jr., and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock, par value $0.0001 per share, of United Auto Group, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday, April 14, 2005 at 8:30 a.m., Eastern Daylight Time, at United Auto Group, Inc., 2555 Telegraph Rd., Bloomfield Hills, MI 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

UNITED AUTO GROUP

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

UAG

Please mark
[X]	votes as in
this example

1.	Election of Directors to serve until 2006:
Nominees:
(01) John Barr
(02) Michael Eisenson
(03) James Hislop
(04) Hiroshi Ishikawa
(05) William Lovejoy
(06) Kimberly McWaters
(07) Eustace Mita
(08) Lucio Noto
(09) Roger Penske
(10) Richard Peters
(11) Ronald Steinhart
(12) Brian Thompson

FOR	WITHHOLD
☐	☐

☐

For, except vote withheld from the above nominee(s):

2.	To transact such other business as may properly come before the meeting

MARK HERE FOR ADDRESS CHANGE/COMMENTS AND NOTE ON REVERSE	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date: